                                  THE LANDMARK

                               2412 LANDMARK DRIVE

                             RALEIGH, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     (AIMCO)

                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN

                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      THE LANDMARK 2412
         LANDMARK DRIVE
         RALEIGH, WAKE COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 292 units with a total of 326,150 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 34.29 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
THE LANDMARK, RALEIGH, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                  ($12,000,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach

July 2, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             North Carolina Temporary Practice Permit #2578

Report By:
Jimmy Pat James, MAI
North Carolina Temporary Practice Permit #2603

Assisted By:
J. Chad Walker

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
THE LANDMARK, RALEIGH, NORTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                           APPRAISAL DATA

Executive Summary....................................................    4
Introduction.........................................................    9
Area Analysis........................................................   11
Market Analysis......................................................   14
Site Analysis........................................................   16
Improvement Analysis.................................................   16
Highest and Best Use.................................................   17

                              VALUATION

Valuation Procedure..................................................   18
Sales Comparison Approach............................................   20
Income Capitalization Approach.......................................   26
Reconciliation and Conclusion........................................   37

                               ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   The Landmark
LOCATION:                        2412 Landmark Drive
                                 Raleigh, North Carolina

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 13, 2003
DATE OF REPORT:                  July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                          34.29 acres, or 1,493,672 square feet
  Assessor Parcel No.:           785932086
  Floodplain:                    Community Panel No. 37183C0336E (March 3, 1992)
                                 Flood Zone X, an area outside the floodplain.
  Zoning:                        R-10 (Residential-10)

BUILDING:
  No. of Units:                  292 Units
  Total NRA:                     326,150 Square Feet
  Average Unit Size:             1,117 Square Feet
  Apartment Density:             8.5 units per acre
  Year Built:                    1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                          Square         --------------------     Monthly            Annual
  Unit Type                Feet          Per Unit      Per SF     Income             Income
=============================================================================================
1A10                        600            $549        $0.92      $  9,882         $  118,584
---------------------------------------------------------------------------------------------
1A15                      1,100            $657        $0.60      $ 75,555         $  906,660
---------------------------------------------------------------------------------------------
2A10                      1,075            $599        $0.56      $ 10,782         $  129,384
---------------------------------------------------------------------------------------------
2A15                      1,100            $669        $0.61      $ 46,161         $  553,932
---------------------------------------------------------------------------------------------
2A20                      1,300            $829        $0.64      $ 29,015         $  348,180
---------------------------------------------------------------------------------------------
3A20                      1,300            $859        $0.66      $ 31,783         $  381,396
---------------------------------------------------------------------------------------------
                                                       Total      $203,178         $2,438,136
=============================================================================================

OCCUPANCY:                89%
ECONOMIC LIFE:            45 Years
EFFECTIVE AGE:            25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
THE LANDMARK, RALEIGH, NORTH CAROLINA

REMAINING ECONOMIC LIFE:       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

      [PROPERTY - SIGN PICTURE]                 [EXTERIOR - OFFICE PICTURE]

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:

      As Vacant:         Hold for future multi-family development
      As Improved:       Continuation as its current use

METHOD OF VALUATION:     In this instance, the Sales Comparison and Income
                         Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                   EXECUTIVE SUMMARY PAGE 7
THE LANDMARK, RALEIGH, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                         Amount           $/Unit
---------------------                                      -----------         ------
Potential Rental Income                                    $ 2,438,136         $ 8,350
Effective Gross Income                                     $ 2,255,642         $ 7,725
Operating Expenses                                         $ 1,012,142         $ 3,466            44.9% of EGI
Net Operating Income:                                      $ 1,170,500         $ 4,009

Capitalization Rate                                               9.50%
DIRECT CAPITALIZATION VALUE                                $12,300,000 *       $42,123 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                                10 years
2002 Economic Vacancy                                               13%
Stabilized Vacancy & Collection Loss:                               10%
Lease-up / Stabilization Period                                    N/A
Terminal Capitalization Rate                                     10.00%
Discount Rate                                                    11.50%
Selling Costs                                                     3.00%
Growth Rates:
  Income                                                          3.00%
  Expenses:                                                       3.00%
DISCOUNTED CASH FLOW VALUE                                 $12,000,000 *       $41,096 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $12,000,000         $41,096 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)                       $47,138 to $62,939
  Range of Sales $/Unit (Adjusted)                         $39,796 to $47,986
VALUE INDICATION - PRICE PER UNIT                          $12,200,000 *       $41,781 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales                      6.08 to 7.47
  Selected EGIM for Subject                                       5.50
  Subject's Projected EGI                                  $ 2,255,642
EGIM ANALYSIS CONCLUSION                                   $12,300,000 *       $42,123 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $12,200,000 *       $41,781 / UNIT

RECONCILED SALES COMPARISON VALUE                          $12,200,000         $41,781 / UNIT

---------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
THE LANDMARK, RALEIGH, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $12,200,000
  NOI Per Unit                                            $12,200,000
  EGIM Multiplier                                         $12,300,000
INDICATED VALUE BY SALES COMPARISON                       $12,200,000        $41,781 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $12,300,000
  Discounted Cash Flow Method:                            $12,000,000
INDICATED VALUE BY THE INCOME APPROACH                    $12,000,000        $41,096 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $12,000,000        $41,096 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2412 Landmark Drive, Raleigh, Wake County, North Carolina. Raleigh identifies it as 785932086.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by J. Chad Walker on May 13, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. J. Chad Walker assisted Jimmy Pat James, MAI in the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and J. Chad Walker have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
THE LANDMARK, RALEIGH, NORTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:  6 to 12 months
  EXPOSURE PERIOD:   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Angeles Income Properties Ltd. II. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
THE LANDMARK, RALEIGH, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Raleigh, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Interstate Highway 440
West   - Blue Ridge Road
South  - Raleigh-Chapel Hill Expressway
North  - Edwards Mill Road/ Glen Eden Drive

MAJOR EMPLOYERS

Major employers in the subject's area include MCI Telecommunications; Nortel; Cisco Systems; IBM; State of North Carolina; Wake County Public School; North Carolina State University; Wake County: and the City of Raleigh. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
THE LANDMARK, RALEIGH, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                               ----------------------------------------
CATEGORY                       1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS      MSA
------------------------------------------------------------------------------------
POPULATION TRENDS
------------------------------------------------------------------------------------
Current Population                   6,759        59,601       180,655     1,249,659
------------------------------------------------------------------------------------
5-Year Population                    7,047        64,604       193,933     1,408,794
------------------------------------------------------------------------------------
% Change CY-5Y                         4.3%          8.4%          7.3%         12.7%
------------------------------------------------------------------------------------
Annual Change CY-5Y                    0.9%          1.7%          1.5%          2.5%
------------------------------------------------------------------------------------

HOUSEHOLDS
------------------------------------------------------------------------------------
Current Households                   3,191        23,356        76,822       484,776
------------------------------------------------------------------------------------
5-Year Projected Households          3,405        25,222        82,629       545,189
------------------------------------------------------------------------------------
% Change CY - 5Y                       6.7%          8.0%          7.6%         12.5%
------------------------------------------------------------------------------------
Annual Change CY-5Y                    1.3%          1.6%          1.5%          2.5%
------------------------------------------------------------------------------------

INCOME TRENDS
------------------------------------------------------------------------------------
Median Household Income         $   64,729    $   57,056    $   50,710    $   55,832
------------------------------------------------------------------------------------
Per Capita Income               $   35,411    $   29,231    $   27,731    $   25,814
------------------------------------------------------------------------------------
Average Household Income        $   75,308    $   74,322    $   65,682    $   66,544
------------------------------------------------------------------------------------

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS



                                                        Area
                                   ----------------------------------------------
CATEGORY                           1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS          MSA
-----------------------------------------------------------------------------------------------
HOUSING TRENDS
-----------------------------------------------------------------------------------------------
% of Households Renting                43.58%            47.99%          49.19%           33.18%
-----------------------------------------------------------------------------------------------
5-Year Projected % Renting             44.80%            49.16%          49.39%           32.28%
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
% of Households Owning                 48.18%            46.03%          44.34%           61.69%
-----------------------------------------------------------------------------------------------
5-Year Projected % Owning              47.05%            45.10%          44.36%           63.00%
-----------------------------------------------------------------------------------------------

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
THE LANDMARK, RALEIGH, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Single family residential

South - Lake Boone Trail, vacant land, and office

East - Single family residential and apartments

West - Hospital

CONCLUSIONS

The subject is well located within the city of Raleigh. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Raleigh in Wake County. The overall pace of development in the subject's market is more or less decreasing. Drucker & Falk started units over the past six months at Overlook at Simms Creek on Capital Boulevard, just north of I-540. There are no new units proposed to be built at this time. The following table illustrates historical vacancy rates for the subject's market.

                     HISTORICAL VACANCY RATE

Period       Region      Submarket
==================================
1Q01           8.1%         6.1%
----------------------------------
3Q01           9.6%         9.5%
----------------------------------
1Q02          12.5%        12.3%
----------------------------------
3Q02          12.0%         7.9%
----------------------------------
1Q03          12.6%         8.5%
----------------------------------

Source : REAL DATA Real Estate Information Services, Apartment Index 1Q03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The Raleigh-Durham apartment as a whole is reporting a high vacancy rate of 12.6% for 1Q03. Vacancy rates in the Triangle (Raleigh, Durham, Chapel Hill) area have steadily been steadily rising since 1996, according to REAL DATA Real Estate Information Services Apartment Index 1Q03. In comparison, the Raleigh-Northwest Submarket is posting vacancy rates of 8.5%.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period              Region             % Change         Submarket     % Change
==============================================================================
1Q01                 $746                   -             $786             -
------------------------------------------------------------------------------
3Q01                 $763                 2.3%            $803           2.2%
------------------------------------------------------------------------------
1Q02                 $764                 0.1%            $795          -1.0%
------------------------------------------------------------------------------
3Q02                 $761                -0.4%            $775          -2.5%
------------------------------------------------------------------------------
1Q03                 $758                -0.4%            $763          -1.5%
------------------------------------------------------------------------------

Source : REAL DATA Real Estate Information Services, Apartment Index 1Q03

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
THE LANDMARK, RALEIGH, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.           Property Name          Units        Ocpy.   Year Built          Proximity to subject
===============================================================================================================
  R-1          Lexington Farms          188          97%       1987        1.25 miles north of the subject Pro
---------------------------------------------------------------------------------------------------------------
  R-2          Princeton Mill           352          92%       1996        0.80 mile northwest of the subject
---------------------------------------------------------------------------------------------------------------
  R-3          Summit Highland          172          98%       1986        1.30 miles northwest of the subject
---------------------------------------------------------------------------------------------------------------
  R-4          Meredith Village         297          86%       1968        0.25 mile east of the subject
---------------------------------------------------------------------------------------------------------------
  R-5          Palms                    212          82%       1967        0.50 mile southeast of the subject
---------------------------------------------------------------------------------------------------------------
Subject        The Landmark             292          89%       1972
---------------------------------------------------------------------------------------------------------------

The Raleigh-Central submarket as well as the Triangle as a whole has experienced declining apartment rental rates over the past two years. This is due in part to the economic slowdown of the national economy and low interest rates currently being offered. As of 1Q03, the average rental rate for the Northwest Submarket was $763, which is $5 above the Region at $758. However, rates are currently stabilizing and remain at these levels in the short-term. As the national economy improves so should contract rental rates.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
THE LANDMARK, RALEIGH, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   34.29 acres, or 1,493,672 square feet
  Shape                       Irregular
  Topography                  Rolling
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          37183C0336E, dated March 3, 1992
     Flood Zone               Zone X
  Zoning                      R-10, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                        ASSESSED VALUE - 2002
                                 -----------------------------------------          TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND            BUILDING            TOTAL          MILL RATE          TAXES
===============================================================================================================
785932086                     $2,336,000        $11,422,958       $13,758,958       0.00991           $136,413
===============================================================================================================

IMPROVEMENT ANALYSIS

  Year Built                  1972
  Number of Units             292
  Net Rentable Area           326,150 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              volleyball court, tennis court, gym room, laundry room, and parking area.

  Unit Amenities              Individual unit amenities include a balcony, cable
                              TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
THE LANDMARK, RALEIGH, NORTH CAROLINA

Unit Mix:

                                       Unit Area
Unit Type      Number of Units         (Sq. Ft.)
================================================
1A10                 18                    600
------------------------------------------------
1A15                115                  1,100
------------------------------------------------
2A10                 18                  1,075
------------------------------------------------
2A15                 69                  1,100
------------------------------------------------
2A20                 35                  1,300
------------------------------------------------
3A20                 37                  1,300
================================================

Overall Condition             Average
Effective Age                 25 years
Economic Life                 45 years
Remaining Economic Life       20 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 292-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
THE LANDMARK, RALEIGH, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
THE LANDMARK, RALEIGH, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
THE LANDMARK, RALEIGH, NORTH CAROLINA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
THE LANDMARK, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                      COMPARABLE                   COMPARABLE
            DESCRIPTION                      SUBJECT                     I - 1                        I - 2
----------------------------------------------------------------------------------------------------------------------
  Property Name                      The Landmark             West Millbrook              Calibre Chase

LOCATION:
  Address                            2412 Landmark Drive      4001 Jamie Court and 6093   231 Calibre Chase Drive
                                                              Shadetree Lane

  City, State                        Raleigh, North Carolina  Raleigh, NC                 Raleigh, NC
  County                             Wake                     Wake                        Wake
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             326,150                  323,736                     171,312
  Year Built                         1972                     1985                        1988
  Number of Units                    292                      368                         192
  Unit Mix:                          Type              Total   Type                Total   Type                  Total
                                     1A10                18   1Br/1Ba               170   1Br/1Ba                 120
                                     1A15               115   2Br/2Ba               198   2Br/2Ba                  72
                                     2A10                18
                                     2A15                69
                                     2A20                35
                                     3A20                37

  Average Unit Size (SF)             1,117                    880                         892
  Land Area (Acre)                   34,2900                  21,0400                     27,4000
  Density (Units/Acre)               8.5                      17.5                        7.0
  Parking Ratio (Spaces/Unit)        2.00                     N/A                         N/A
  Parking Type (Gr., Cov., etc.)     Garage, Open Covered     Open                        Open
CONDITION:                           0                        Average                     Good
APPEAL:                              0                        Average                     Good
AMENITIES:
  Pool/Spa                           Yes/No                   Yes/Yes                     Yes/No
  Gym Room                           Yes                      Yes                         Yes
  Laundry Room                       Yes                      Yes                         No
  Secured Parking                    No                       No                          No
  Sport Courts                       No                       Yes                         Yes
  Washer/Dryer Connection            Yes                      Yes                         Yes
  Fireplace                                                   Yes                         Yes
  Other
OCCUPANCY:                           89%                      92%                         98%
TRANSACTION DATA:
  Sale Date                                                   November, 2001              November, 2001
  Sale Price ($)                                              $20,775,000                 $11,755,000
  Grantor                                                     SCA North Carolina Limited  SWA Acquisitions Ltd.
                                                              Partnership
  Grantee                                                     BES Millbrook Fund I, LLC   Wilson Investment Properties
                                                              and BES Millbrook Fund II,  Inc.
  Sale Documentation                                          Book 09150 Page 0964        Book 09142 Page 2745
  Verification                                                Wake County Records         Wake County Records
  Telephone Number
ESTIMATED PRO-FORMA:                                            Total $   $/Unit   $/SF     Total $   $/Unit     $/SF
  Potential Gross Income                                      $3,215,664  $8,738   $9.93  $1,890,720  $9,848    $11.04
  Vacancy/Credit Loss                                         $  160,783  $  437   $0.50  $   75,629  $  394    $ 0.44
  Effective Gross Income                                      $3,054,881  $8,301   $9.44  $1,815,091  $9,454    $10.60
  Operating Expenses                                          $1,221,952  $3,321   $3.77  $  705,889  $3,677    $ 4.12
  Net Operating Income                                        $1,832,929  $4,981   $5.66  $1,109,202  $5,777    $ 6.47
NOTES:

  PRICE PER UNIT                                                        $56,454                      $61,224
  PRICE PER SQUARE FOOT                                                 $ 64.17                      $ 68.62
  EXPENSE RATIO                                                            40.0%                        38.9%
  EGIM                                                                     6.80                         6.48
  OVERALL CAP RATE                                                         8.82%                        9.44%
  Cap Rate based on Pro Forma or Actual Income?                        Pro Forma                      Actual

                                                     COMPARABLE                   COMPARABLE                    COMPARABLE
            DESCRIPTION                                 I - 3                       I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                             Crabtree Valley               Meredith Village Apartments   Sedgewood Green

LOCATION:
  Address                                   4601 Baymar Drive             2406 Wycliff Road             3920 Knickerbocker Parkway
  City, State                               Raleigh, NC                   Raleigh, NC                   Raleigh, NC
  County                                    Wake                          Wake                          Wake
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                    265,634                       314,655                       230,196
  Year Built                                1987                          1968                          1990
  Number of Units                           268                           297                           228
  Unit Mix:                                  Type                  Total   Type                  Total   Type                  Total
                                            1Br/1Ba                 168   1Br/1Ba                  65   1Br/1Ba                 108
                                            2Br/2Ba                 100   2Br/2Ba                 191   2Br/2Ba                  60
                                                                          3Br/2Ba                  41   3Br/2Ba                  60

  Average Unit Size (SF)                    991                           1,059                         1,010
  Land Area (Acre)                          28,7300                       26,4800                       22,8400
  Density (Units/Acre)                      9.3                           11.2                          10.0
  Parking Ratio (Spaces/Unit)               N/A                           N/A                           N/A
  Parking Type (Gr., Cov., etc.)            Open                          Open                          Open, Garage, Carport
CONDITION:                                  Average                       Average                       Good
APPEAL:                                     Average                       Average                       Good
AMENITIES:
  Pool/Spa                                  Yes/No                        Yes/No                        Yes/No
  Gym Room                                  No                            Yes                           Yes
  Laundry Room                              No                            Yes                           Yes
  Secured Parking                           No                            No                            No
  Sport Courts                              No                            Yes                           Yes
  Washer/Dryer Connection                   Yes                           No                            Yes
  Fireplace                                 Yes                           No                            Yes
  Other
OCCUPANCY:                                  95%                           90%                           92%
TRANSACTION DATA:
  Sale Date                                 November, 2001                October, 2001                 November, 2000
  Sale Price ($)                            $16,000,000                   $14,000,000                   $14,350,000
  Grantor                                   SCA NC T Limited Partnership  KF Meredith LLC               ERI NC Inc.
  Grantee                                   BES Crabtree Fund I LLC and   Meredith Village Limited      Sedgewood Apartments LLC
                                            BES Crabtree Fund II LLC      Partnership
  Sale Documentation                        Book 09148 Page 2318          Book 09137 Page 001           Book 08746 Page 0269
  Verification                              Wake County Records           Wake County Records           Wake County Records
  Telephone Number
ESTIMATED PRO-FORMA:                          Total $   $/Unit     $/SF     Total $   $/Unit     $/SF     Total $   $/Unit     $/SF
  Potential Gross Income                    $2,343,024  $8,743     $8.82  $2,558,196  $8,613    $ 8.13  $1,979,381  $8,681    $ 8.60
  Vacancy/Credit Loss                       $  117,151  $  437     $0.44  $  255,819  $  861    $ 0.81  $   59,381  $  260    $ 0.26
  Effective Gross Income                    $2,225,873  $8,305     $8.38  $2,302,377  $7,752    $ 7.32  $1,920,000  $8,421    $ 8.34
  Operating Expenses                        $  890,349  $3,322     $3.35  $1,036,070  $3,488    $ 3.29  $  729,600  $3,200    $ 3.17
  Net Operating Income                      $1,335,524  $4,983     $5.03  $1,266,307  $4,264    $ 4.02  $1,190,400  $5,221    $ 5.17
NOTES:

  PRICE PER UNIT                                      $59,701                        $47,138                       $62,939
  PRICE PER SQUARE FOOT                               $ 60.23                        $ 44.49                       $ 62.34
  EXPENSE RATIO                                          40.0%                          45.0%                         38.0%
  EGIM                                                   7.19                           6.08                          7.47
  OVERALL CAP RATE                                       8.35%                          9.05%                         8.30%
  Cap Rate based on Pro Forma or Actual Income?      Pro Forma                     Pro Forma                        Actual

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
THE LANDMARK, RALEIGH, NORTH CAROLINA

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,138 to $62,939 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $39,796 to $47,986 per unit with a mean or average adjusted price of $43,178 per unit. The median adjusted price is $42,424 per unit. Based on the following analysis, we have concluded to a value of $42,000 per unit, which results in an "as is" value of $12,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
THE LANDMARK, RALEIGH, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                      COMPARABLE                 COMPARABLE
             DESCRIPTION                     SUBJECT                     I - 1                      I - 2
-------------------------------------------------------------------------------------------------------------------
  Property Name                      The Landmark             West Millbrook             Calibre Chase

  Address                            2412 Landmark Drive      4001 Jamie Court and 6093  231 Calibre Chase Drive
                                                              Shadetree Lane

  City                               Raleigh, North Carolina  Raleigh, NC                Raleigh, NC
  Sale Date                                                   November, 2001             November, 2001
  Sale Price ($)                                              $20,775,000                $11,755,000
  Net Rentable Area (SF)             326,150                  323,736                    171,312
  Number of Units                    292                      368                        192
  Price Per Unit                                              $56,454                    $61,224
  Year Built                         1972                     1985                       1988
  Land Area (Acre)                   34.2900                  21.0400                    27.4000
VALUE ADJUSTMENTS                          DESCRIPTION           DESCRIPTION       ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate     0%   Fee Simple Estate      0%
  Financing                                                   Cash To Seller        0%   Cash To Seller         0%
  Conditions of Sale                                          Arm's Length          0%   Arm's Length           0%
  Date of Sale (Time)                                         11-2001               0%    11-2001               0%
VALUE AFTER TRANS ADJUST ($/UNIT)                                      $56,454                   $61,224
  Location                                                    Superior            -20%   Superior              -5%
  Number of Units                    292                      368                   5%   192                  -10%
  Quality / Appeal                   Average                  Comparable            0%   Superior             -10%
  Age / Condition                    1972                     1985 / Average       -5%   1988 / Good          -15%
  Occupancy at Sale                  89%                      92%                   0%   98%                    0%
  Amenities                          Average                  Comparable            0%   Comparable             0%
  Average Unit Size (SF)             1,117                    880                   5%   892                    5%
PHYSICAL ADJUSTMENT                                                               -15%                        -35%
FINAL ADJUSTED VALUE ($/UNIT)                                          $47,986                   $39,796

                                             COMPARABLE                  COMPARABLE                   COMPARABLE
             DESCRIPTION                        I - 3                      I - 4                        I - 5
-----------------------------------------------------------------------------------------------------------------------
  Property Name                      Crabtree Valley            Meredith Village Apartments  Sedgewood Green

  Address                            4601 Baymar Drive          2406 Wycliff Road            3920 Knickerbocker Parkway

  City                               Raleigh, NC                Raleigh, NC                  Raleigh, NC
  Sale Date                          November, 2001             October, 2001                November, 2000
  Sale Price ($)                     $16,000,000                $14,000,000                  $14,350,000
  Net Rentable Area (SF)             265,634                    314,655                      230,196
  Number of Units                    268                        297                          228
  Price Per Unit                     $59,701                    $47,138                      $62,939
  Year Built                         1987                       1968                         1990
  Land Area (Acre)                   28.7300                    26.4800                      22.8400
VALUE ADJUSTMENTS                       DESCRIPTION       ADJ.     DESCRIPTION         ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate       0%   Fee Simple Estate      0%
  Financing                          Cash To Seller        0%   Cash To Seller          0%   Cash To Seller         0%
  Conditions of Sale                 Arm's Length          0%   Arm's Length            0%   Arm's Length           0%
  Date of Sale (Time)                11-2001               0%   10-2001                 0%   11-2000                0%
VALUE AFTER TRANS ADJUST ($/UNIT)            $59,701                      $47,138                      $62,939
  Location                           Superior             -5%   Comparable              0%   Superior              -5%
  Number of Units                    268                   0%   297                     0%   228                   -5%
  Quality / Appeal                   Superior            -15%   Superior               -5%   Superior             -10%
  Age / Condition                    1987 / Average      -10%   1968 / Average         -5%   1990 / Good          -15%
  Occupancy at Sale                  95%                   0%   90%                     0%   92%                    0%
  Amenities                          Comparable            0%   Comparable              0%   Comparable             0%
  Average Unit Size (SF)             991                   5%   1,059                   0%   1,010                  0%
PHYSICAL ADJUSTMENT                                      -25%                         -10%                        -35%
FINAL ADJUSTED VALUE ($/UNIT)                $44,776                      $42,424                      $40,910

SUMMARY

VALUE RANGE (PER UNIT)            $39,796       TO       $47,986
MEAN (PER UNIT)                   $43,178
MEDIAN (PER UNIT)                 $42,424
VALUE CONCLUSION (PER UNIT)       $42,000

VALUE OF IMPROVEMENT & MAIN SITE                         $12,264,000
  PV OF CONCESSIONS                                     -$    63,000
VALUE INDICATED BY SALES COMPARISON APPROACH             $12,201,000
ROUNDED                                                  $12,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
THE LANDMARK, RALEIGH, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                    SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF  ----------          --------------------------  ADJUSTMENT  INDICATED
    No.      UNITS  PRICE/UNIT    OAR    NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   I-1        368   $20,775,000  8.82%  $1,832,929    $1,170,500       0.805      $45,434
                    $    56,454         $    4,981    $    4,009
   I-2        192   $11,755,000  9.44%  $1,109,202    $1,170,500       0.694      $42,482
                    $    61,224         $    5,777    $    4,009
   I-3        268   $16,000,000  8.35%  $1,335,524    $1,170,500       0.804      $48,024
                    $    59,701         $    4,983    $    4,009
   I-4        297   $14,000,000  9.05%  $1,266,307    $1,170,500       0.940      $44,318
                    $    47,138         $    4,264    $    4,009
   I-5        228   $14,350,000  8.30%  $1,190,400    $1,170,500       0.768      $48,322
                    $    62,939         $    5,221    $    4,009

       PRICE/UNIT               VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

  Low      High   Average  Median   Estimated Price Per Unit               $    42,000
$42,482  $48,322  $45,716  $45,434  Number of Units                                292

                                    Value                                  $12,264,000
                                      PV of Concessions                   -$    63,000
                                                                           -----------
                                    Value Based on NOI Analysis            $12,201,000
                                                                 Rounded   $12,200,000

The adjusted sales indicate a range of value between $42,482 and $48,322 per unit, with an average of $45,716 per unit. Based on the subject's competitive position within the improved sales, a value of $42,000 per unit is estimated. This indicates an "as is" market value of $12,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
THE LANDMARK, RALEIGH, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------   EFFECTIVE    OPERATING              SUBJECT
    NO.      UNITS  PRICE/UNIT   GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   I-1        368   $20,775,000   $3,054,881   $1,221,952  40.00%                 6.80
                    $    56,454
   I-2        192   $11,755,000   $1,815,091   $  705,889  38.89%                 6.48
                    $    61,224
   I-3        268   $16,000,000   $2,225,873   $  890,349  40.00%      44.87%     7.19
                    $    59,701
   I-4        297   $14,000,000   $2,302,377   $1,036,070  45.00%                 6.08
                    $    47,138
   I-5        228   $14,350,000   $1,920,000   $  729,600  38.00%                 7.47
                    $    62,939

         EGIM                 VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Low   High  Average  Median  Estimate EGIM                                  5.50
6.08  7.47    6.80    6.80   Subject EGI                             $ 2,255,642

                             Value                                   $12,406,033
                               PV of Concessions                    -$    63,000
                                                                     -----------
                             Value Based on EGIM Analysis            $12,343,033
                                                           Rounded   $12,300,000

                                                  Value Per Unit     $    42,123

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.87% before reserves. The comparable sales indicate a range of expense ratios from 38.00% to 45.00%, while their EGIMs range from 6.08 to 7.47. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $12,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,200,000.

Price Per Unit                                $12,200,000
NOI Per Unit                                  $12,200,000
EGIM Analysis                                 $12,300,000

Sales Comparison Conclusion                   $12,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
THE LANDMARK, RALEIGH, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor a nd should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
THE LANDMARK, RALEIGH, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                            Average
            Unit Area  ----------------
Unit Type   (Sq. Ft.)  Per Unit  Per SF  %Occupied
--------------------------------------------------
  1A10          600      $504     $0.84    88.9%
  1A15         1100      $605     $0.55    96.5%
  2A10         1075      $578     $0.54    55.6%
  2A15         1100      $624     $0.57    87.0%
  2A20         1300      $799     $0.61    91.4%
  3A20         1300      $822     $0.63    81.1%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                         COMPARABLE RENTS
                                                          ------------------------------------------------
                                                            R-1         R-2       R-3       R-4       R-5
                                                          ------------------------------------------------
                                                          Lexington  Princeton   Summit   Meredith
                                                           Farms       Mill     Highland  Village    Palms
                                                          -------------------------------------------------
                                        SUBJECT  SUBJECT                COMPARISON TO SUBJECT
                          SUBJECT UNIT  ACTUAL   ASKING   -------------------------------------------------
      DESCRIPTION             TYPE       RENT     RENT    Superior   Superior   Similar   Similar   Similar
-----------------------------------------------------------------------------------------------------------
Monthly Rent                  1A10      $  504   $  549     $ 720     $  795    $  735    $  595    $  610
Unit Area (SF)                             600      600       776        750       824       925       850
Monthly Rent Per Sq. Ft.                $ 0.84   $ 0.92     $0.93     $ 1.06    $ 0.89    $ 0.64    $ 0.72

Monthly Rent                  1A15      $  605   $  657               $  965    $  814              $  630
Unit Area (SF)                           1,100    1,100                1,082       990                 970
Monthly Rent Per Sq. Ft.                $ 0.55   $ 0.60               $ 0.89    $ 0.82              $ 0.65

Monthly Rent                  2A10      $  578   $  649                         $  985    $  595    $  635
Unit Area (SF)                           1,075    1,075                          1,111     1,050       950
Monthly Rent Per Sq. Ft.                $ 0.54   $ 0.60                         $ 0.89    $ 0.57    $ 0.67

Monthly Rent                  2A15      $  624   $  669               $  960    $  945    $  645    $  660
Unit Area (SF)                           1,100    1,100                1,140     1,139     1,075     1,005
Monthly Rent Per Sq. Ft.                $ 0.57   $ 0.61               $ 0.84    $ 0.83    $ 0.60    $ 0.66

Monthly Rent                  2A20      $  799   $  829               $1,113              $  675
Unit Area (SF)                           1,300    1,300                1,280               1,095
Monthly Rent Per Sq. Ft.                $ 0.61   $ 0.64               $ 0.87              $ 0.62

Monthly Rent                  3A20      $  822   $  859               $1,450              $  795    $  760
Unit Area (SF)                           1,300    1,300                1,450               1,185     1,180
Monthly Rent Per Sq. Ft.                $ 0.63   $ 0.66               $ 1.00              $ 0.67    $ 0.64

         DESCRIPTION                MIN       MAX      MEDIAN   AVERAGE
-----------------------------------------------------------------------
Monthly Rent                      $   595   $   795   $   720   $   691
Unit Area (SF)                        750       925       824       825
Monthly Rent Per Sq. Ft.          $  0.64   $  1.06   $  0.89   $  0.85

Monthly Rent                      $   630   $   965   $   814   $   803
Unit Area (SF)                        970     1,082       990     1,014
Monthly Rent Per Sq. Ft.          $  0.65   $  0.89   $  0.82   $  0.79

Monthly Rent                      $   595   $   985   $   635   $   738
Unit Area (SF)                        950     1,111     1,050     1,037
Monthly Rent Per Sq. Ft.          $  0.57   $  0.89   $  0.67   $  0.71

Monthly Rent                      $   645   $   960   $   803   $   803
Unit Area (SF)                      1,005     1,140     1,107     1,090
Monthly Rent Per Sq. Ft.          $  0.60   $  0.84   $  0.74   $  0.73

Monthly Rent                      $   675   $ 1,113   $   894   $   894
Unit Area (SF)                      1,095     1,280     1,188     1,188
Monthly Rent Per Sq. Ft.          $  0.62   $  0.87   $  0.74   $  0.74

Monthly Rent                      $   760   $ 1,450   $   795   $ 1,002
Unit Area (SF)                      1,180     1,450     1,185     1,272
Monthly Rent Per Sq. Ft.          $  0.64   $  1.00   $  0.67   $  0.77

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                      GROSS RENTAL INCOME PROJECTION

                                          Market Rent
                            Unit Area  ----------------  Monthly     Annual
Unit Type  Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-----------------------------------------------------------------------------
  1A10            18            600      $549    $0.92   $  9,882  $  118,584
  1A15           115          1,100      $657    $0.60   $ 75,555  $  906,660
  2A10            18          1,075      $599    $0.56   $ 10,782  $  129,384
  2A15            69          1,100      $669    $0.61   $ 46,161  $  553,932
  2A20            35          1,300      $829    $0.64   $ 29,015  $  348,180
  3A20            37          1,300      $859    $0.66   $ 31,783  $  381,396
                                                 Total   $203,178  $2,438,136

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
THE LANDMARK, RALEIGH, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                            ---------------------------------------------------------------------------
                                    ACTUAL                     ACTUAL                   ACTUAL
                            ---------------------------------------------------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,521,954   $    8,637   $2,513,070   $    8,606   $2,341,992   $    8,021

  Vacancy                   $  264,004   $      904   $  238,570   $      817   $  269,033   $      921
  Credit Loss/Concessions   $   88,855   $      304   $  115,118   $      394   $   39,091   $      134
    Subtotal                $  352,859   $    1,208   $  353,688   $    1,211   $  308,124   $    1,055

  Laundry Income            $   21,248   $       73   $   21,828   $       75   $   28,702   $       98
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue       $   45,312   $      155   $   20,441   $       70   $   42,125   $      144
    Subtotal Other Income   $   66,560   $      228   $   42,269   $      145   $   70,827   $      243

Effective Gross Income      $2,235,655   $    7,656   $2,201,651   $    7,540   $2,104,695   $    7,208

Operating Expenses

  Taxes                     $  142,928   $      489   $   68,781   $      236   $  210,615   $      721
  Insurance                 $   31,056   $      106   $   58,014   $      199   $   52,105   $      178
  Utilities                 $  127,739   $      437   $  133,966   $      459   $  132,458   $      454
  Repair & Maintenance      $  230,204   $      788   $  184,075   $      630   $  248,719   $      852
  Cleaning                  $        0   $        0   $    6,121   $       21   $        0   $        0
  Landscaping               $   33,408   $      114   $   26,046   $       89   $   37,905   $      130
  Security                  $    2,400   $        8   $    4,813   $       16   $    3,613   $       12
  Marketing & Leasing       $   36,645   $      125   $   32,802   $      112   $   40,199   $      138
  General Administrative    $  282,193   $      966   $  289,021   $      990   $  281,935   $      966
  Management                $  115,451   $      395   $  119,741   $      410   $  109,750   $      376
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0

Total Operating Expenses    $1,002,024   $    3,432   $  923,380   $    3,162   $1,117,299   $    3,826

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0

Net Income                  $1,233,631   $    4,225   $1,278,271   $    4,378   $  987,396   $    3,381

                               FISCAL YEAR 2003           ANNUALIZED 2003
                            -------------------------------------------------
                               MANAGEMENT BUDGET             PROJECTION                   AAA PROJECTION
                            ------------------------------------------------------------------------------------
                              TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT      %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,344,003   $    8,027   $2,276,600   $    7,797   $2,438,136   $    8,350   100.0%

  Vacancy                   $  191,784   $      657   $  441,780   $    1,513   $  207,242   $      710     8.5%
  Credit Loss/Concessions   $   37,200   $      127   $  117,344   $      402   $   36,572   $      125     1.5%
    Subtotal                $  228,984   $      784   $  559,124   $    1,915   $  243,814   $      835    10.0%

  Laundry Income            $   34,476   $      118   $   28,484   $       98   $   29,200   $      100     1.2%
  Garage Revenue            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Other Misc. Revenue       $   29,211   $      100   $   34,276   $      117   $   32,120   $      110     1.3%
    Subtotal Other Income   $   63,687   $      218   $   62,760   $      215   $   61,320   $      210     2.5%

Effective Gross Income      $2,178,706   $    7,461   $1,780,236   $    6,097   $2,255,642   $    7,725   100.0%

Operating Expenses
  Taxes                     $  149,856   $      513   $  146,936   $      503   $  137,240   $      470     6.1%
  Insurance                 $   55,489   $      190   $  102,852   $      352   $   52,560   $      180     2.3%
  Utilities                 $  120,432   $      412   $  216,928   $      743   $  132,860   $      455     5.9%
  Repair & Maintenance      $  191,712   $      657   $  191,264   $      655   $  205,860   $      705     9.1%
  Cleaning                  $        0   $        0   $    4,000   $       14   $    2,920   $       10     0.1%
  Landscaping               $   63,648   $      218   $   38,188   $      131   $   37,960   $      130     1.7%
  Security                  $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Marketing & Leasing       $   38,760   $      133   $   65,488   $      224   $   39,420   $      135     1.7%
  General Administrative    $  249,307   $      854   $  289,952   $      993   $  290,540   $      995    12.9%
  Management                $  128,820   $      441   $   86,728   $      297   $  112,782   $      386     5.0%
  Miscellaneous             $        0   $        0   $        0   $        0   $        0   $        0     0.0%

Total Operating Expenses    $  998,024   $    3,418   $1,142,336   $    3,912   $1,012,142   $    3,466    44.9%

  Reserves                  $        0   $        0   $        0   $        0   $   73,000   $      250     7.2%

Net Income                  $1,180,682   $    4,043   $  637,900   $    2,185   $1,170,500   $    4,009    51.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
THE LANDMARK, RALEIGH, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                      CAPITALIZATION RATES
                            ----------------------------------------
                                GOING-IN                TERMINAL
                            ----------------------------------------
                             LOW       HIGH          LOW       HIGH
                            ----------------------------------------
RANGE                       6.00%     10.00%        7.00%     10.00%
AVERAGE                          8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
THE LANDMARK, RALEIGH, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES
--------------------------------------------------------------------------------
COMP. NO.            SALE DATE        OCCUP.         PRICE/UNIT            OAR
   I-1                 Nov-01           92%            $56,454            8.82%
   I-2                 Nov-01           98%            $61,224            9.44%
   I-3                 Nov-01           95%            $59,701            8.35%
   I-4                 Oct-01           90%            $47,138            9.05%
   I-5                 Nov-00           92%            $62,939            8.30%
                                                           High           9.44%
                                                            Low           8.30%
                                                        Average           8.79%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $12,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
THE LANDMARK, RALEIGH, NORTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
THE LANDMARK, RALEIGH, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                  THE LANDMARK

               YEAR                      APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                      1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,438,136    $2,438,136    $2,474,708    $2,524,202    $2,599,928    $2,677,926

   Vacancy                              $  207,242    $  207,242    $  210,350    $  214,557    $  220,994    $  227,624
   Credit Loss                          $   36,572    $   36,572    $   37,121    $   37,863    $   38,999    $   40,169
   Concessions                          $   48,763    $   24,381    $        0    $        0    $        0    $        0
    Subtotal                            $  292,576    $  268,195    $  247,471    $  252,420    $  259,993    $  267,793
   Laundry Income                       $   29,200    $   29,200    $   29,638    $   30,231    $   31,138    $   32,072
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $   32,120    $   32,120    $   32,602    $   33,254    $   34,251    $   35,279
      Subtotal Other Income             $   61,320    $   61,320    $   62,240    $   63,485    $   65,389    $   67,351

EFFECTIVE GROSS INCOME                  $2,206,880    $2,231,261    $2,289,477    $2,335,267    $2,405,325    $2,477,484

OPERATING EXPENSES:
   Taxes                                $  137,240    $  141,357    $  145,598    $  149,966    $  154,465    $  159,099
   Insurance                            $   52,560    $   54,137    $   55,761    $   57,434    $   59,157    $   60,931
   Utilities                            $  132,860    $  136,846    $  140,951    $  145,180    $  149,535    $  154,021
   Repair & Maintenance                 $  205,860    $  212,036    $  218,397    $  224,949    $  231,697    $  238,648
   Cleaning                             $    2,920    $    3,008    $    3,098    $    3,191    $    3,286    $    3,385
   Landscaping                          $   37,960    $   39,099    $   40,272    $   41,480    $   42,724    $   44,006
   Security                             $        0    $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   39,420    $   40,603    $   41,821    $   43,075    $   44,368    $   45,699
   General Administrative               $  290,540    $  299,256    $  308,234    $  317,481    $  327,005    $  336,815
   Management                           $  110,344    $  111,563    $  114,474    $  116,763    $  120,266    $  123,874
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

TOTAL OPERATING EXPENSES                $1,009,704    $1,037,904    $1,068,605    $1,099,518    $1,132,504    $1,166,479

   Reserves                             $   73,000    $   75,190    $   77,446    $   79,769    $   82,162    $   84,627

NET OPERATING INCOME                    $1,124,176    $1,118,167    $1,143,426    $1,155,979    $1,190,659    $1,226,378
   Operating Expense Ratio (% of EGI)         45.8%         46.5%         46.7%         47.1%         47.1%         47.1%
   Operating Expense Per Unit           $    3,458    $    3,554    $    3,660    $    3,765    $    3,878    $    3,995

               YEAR                      APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                      7             8             9            10            11
----------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                            $2,758,264    $2,841,012    $2,926,242    $3,014,029    $3,104,450

   Vacancy                              $  234,452    $  241,486    $  248,731    $  256,193    $  263,878
   Credit Loss                          $   41,374    $   42,615    $   43,894    $   45,210    $   46,567
   Concessions                          $        0    $        0    $        0    $        0    $        0
    Subtotal                            $  275,826    $  284,101    $  292,624    $  301,403    $  310,445
   Laundry Income                       $   33,034    $   34,025    $   35,046    $   36,097    $   37,180
   Garage Revenue                       $        0    $        0    $        0    $        0    $        0
   Other Misc. Revenue                  $   36,337    $   37,427    $   38,550    $   39,707    $   40,898
      Subtotal Other Income             $   69,371    $   71,452    $   73,596    $   75,804    $   78,078

EFFECTIVE GROSS INCOME                  $2,551,809    $2,628,363    $2,707,214    $2,788,430    $2,872,083

OPERATING EXPENSES:
   Taxes                                $  163,872    $  168,788    $  173,852    $  179,067    $  184,439
   Insurance                            $   62,759    $   64,642    $   66,581    $   68,579    $   70,636
   Utilities                            $  158,642    $  163,401    $  168,303    $  173,352    $  178,553
   Repair & Maintenance                 $  245,808    $  253,182    $  260,777    $  268,601    $  276,659
   Cleaning                             $    3,487    $    3,591    $    3,699    $    3,810    $    3,924
   Landscaping                          $   45,326    $   46,686    $   48,087    $   49,529    $   51,015
   Security                             $        0    $        0    $        0    $        0    $        0
   Marketing & Leasing                  $   47,070    $   48,482    $   49,936    $   51,434    $   52,977
   General Administrative               $  346,920    $  357,328    $  368,047    $  379,089    $  390,461
   Management                           $  127,590    $  131,418    $  135,361    $  139,422    $  143,604
   Miscellaneous                        $        0    $        0    $        0    $        0    $        0

TOTAL OPERATING EXPENSES                $1,201,473    $1,237,518    $1,274,643    $1,312,882    $1,352,269

   Reserves                             $   87,166    $   89,781    $   92,474    $   95,248    $   98,106

NET OPERATING INCOME                    $1,263,170    $1,301,065    $1,340,097    $1,380,300    $1,421,709
   Operating Expense Ratio (% of EGI)         47.1%         47.1%         47.1%         47.1%         47.1%
   Operating Expense Per Unit           $    4,115    $    4,238    $    4,365    $    4,496    $    4,631

                                                                Gross Residual Sale                   Deferred
                                                                  Price                  $14,217,086    Maintenance      $         0
Estimated Stabilized NOI $1,170,500  Sales Expense Rate  3.00%    Less: Sales Expense    $   426,513  Add: Excess Land   $         0
                                                                                         -----------
Months to Stabilized              1  Discount Rate      11.50%  Net Residual Sale Price  $13,790,574  Other Adjustments  $         0
                                                                                                                         -----------
Stabilized Occupancy           91.5% Terminal Cap Rate  10.00%  PV of Reversion          $ 4,643,374  Value Indicated
                                                                Add: NPV of NOI          $ 7,340,932    By "DCF"         $11,984,306
                                                                                         -----------
                                                                PV Total                 $11,984,306            Rounded  $12,000,000

                          "DCF" VALUE SENSITIVITY TABLE

                                                    DISCOUNT RATE
                           ----------------------------------------------------------------
TOTAL VALUE                   11.00%       11.25%       11.50%       11.75%        12.00%
-------------------------------------------------------------------------------------------
                    9.50%  $12,626,626  $12,425,487  $12,228,694  $12,036,138   $11,847,713
                    9.75%  $12,495,538  $12,297,315  $12,103,367  $11,913,586   $11,727,870
                   10.00%  $12,371,004  $12,175,551  $11,984,306  $11,797,162   $11,614,018
TERMINAL CAP RATE  10.25%  $12,252,544  $12,059,727  $11,871,053  $11,686,418   $11,505,721
                   10.50%  $12,139,726  $11,949,419  $11,763,193  $11,580,946   $11,402,580

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
THE LANDMARK, RALEIGH, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $63,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                  THE LANDMARK

                                                    TOTAL       PER SQ. FT.     PER UNIT    %OF EGI
---------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                    $ 2,438,136      $ 7.48         $ 8,350

    Less: Vacancy & Collection Loss    10.00%    $   243,814      $ 0.75         $   835

    Plus: Other Income
      Laundry Income                             $    29,200      $ 0.09         $   100      1.29%
      Garage Revenue                             $         0      $ 0.00         $     0      0.00%
      Other Misc. Revenue                        $    32,120      $ 0.10         $   110      1.42%
           Subtotal Other Income                 $    61,320      $ 0.19         $   210      2.72%

EFFECTIVE GROSS INCOME                           $ 2,255,642      $ 6.92         $ 7,725

OPERATING EXPENSES:
    Taxes                                        $   137,240      $ 0.42         $   470      6.08%
    Insurance                                    $    52,560      $ 0.16         $   180      2.33%
    Utilities                                    $   132,860      $ 0.41         $   455      5.89%
    Repair & Maintenance                         $   205,860      $ 0.63         $   705      9.13%
    Cleaning                                     $     2,920      $ 0.01         $    10      0.13%
    Landscaping                                  $    37,960      $ 0.12         $   130      1.68%
    Security                                     $         0      $ 0.00         $     0      0.00%
    Marketing & Leasing                          $    39,420      $ 0.12         $   135      1.75%
    General Administrative                       $   290,540      $ 0.89         $   995     12.88%
    Management                          5.00%    $   112,782      $ 0.35         $   386      5.00%
    Miscellaneous                                $         0      $ 0.00         $     0      0.00%

TOTAL OPERATING EXPENSES                         $ 1,012,142      $ 3.10         $ 3,466     44.87%

    Reserves                                     $    73,000      $ 0.22         $   250      3.24%

NET OPERATING INCOME                             $ 1,170,500      $ 3.59         $ 4,009     51.89%

    "GOING IN" CAPITALIZATION RATE                      9.50%

    VALUE INDICATION                             $12,321,056      $37.78         $42,195

    PV OF CONCESSIONS                           ($    63,000)

    "AS IS" VALUE INDICATION

        (DIRECT CAPITALIZATION APPROACH)         $12,258,056

                             ROUNDED             $12,300,000      $37.71         $42,123

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
THE LANDMARK, RALEIGH, NORTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE           ROUNDED       $/UNIT     $/SF
-------------------------------------------------------------
  8.75%    $13,314,146     $13,300,000      $45,548    $40.78
  9.00%    $12,942,559     $12,900,000      $44,178    $39.55
  9.25%    $12,591,057     $12,600,000      $43,151    $38.63
  9.50%    $12,258,056     $12,300,000      $42,123    $37.71
  9.75%    $11,942,131     $11,900,000      $40,753    $36.49
 10.00%    $11,642,003     $11,600,000      $39,726    $35.57
 10.25%    $11,356,515     $11,400,000      $39,041    $34.95

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis          $12,000,000
Direct Capitalization Method           $12,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
THE LANDMARK, RALEIGH, NORTH CAROLINA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach           $12,200,000
Income Approach                     $12,000,000
Reconciled Value                    $12,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $12,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LANDMARK, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

     [PROPERTY - SIGN PICTURE]                   [EXTERIOR - OFFICE PICTURE]

    [INTERIOR - OFFICE PICTURE]                  [INTERIOR - OFFICE PICTURE]

[EXTERIOR - APARTMENT UNIT PICTURE]          [EXTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
THE LANDMARK, RALEIGH, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT UNIT PICTURE]             [INTERIOR - TYPICAL UNIT PICTURE]

    [INTERIOR - KITCHEN PICTURE]         [EXTERIOR - VOLLEYBALL & TENNIS COURTS PICTURE]

  [EXTERIOR - PLAYGROUND PICTURE]               [EXTERIOR - SWIMMING POOL PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LANDMARK, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

           COMPARABLE I-1                    COMPARABLE I-2         COMPARABLE I-3

           WEST MILLBROOK                     CALIBRE CHASE         CRABTREE VALLEY
4001 Jamie Court and 6093 Shadetree Lane  231 Calibre Chase Drive  4601 Baymar Drive
             Raleigh, NC                       Raleigh, NC            Raleigh, NC

              [PICTURE]                         [PICTURE]              [PICTURE]

           COMPARABLE I-4                    COMPARABLE I-5

     MEREDITH VILLAGE APARTMENTS            SEDGEWOOD GREEN
         2406 Wycliff Road             3920 Knickerbocker Parkway
            Raleigh, NC                        Raleigh, NC

             [PICTURE]                          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
THE LANDMARK, RALEIGH, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                         COMPARABLE
        DESCRIPTION                                   SUBJECT                                               R - 1
        -----------                                   -------                                               -----
  Property Name                  The Landmark                                        Lexington Farms
  Management Company             AIMCO                                               Trammell Crow Residential
LOCATION:
  Address                        2412 Landmark Drive                                 3409 Mill Tree Road
  City, State                    Raleigh, North Carolina                             Raleigh, NC
  County                         Wake                                                Wake
  Proximity to Subject                                                               1.25 miles north of the
                                                                                     subject property
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         326,150                                             170,440
  Year Built                     1972                                                1987
  Effective Age                  25                                                  16
  Building Structure Type        Brick & wood/vinyl siding; composition shingle      Brick & wood/vinyl siding; composition shingle
  Parking Type (Gr., Cov., etc.) Open                                                Open
  Number of Units                292                                                 188
  Unit Mix:                        Type                Unit  Qty.      Mo. Rent            Type            Unit    Qty.      Mo.
                                 1  1A10                600   18         $504        1  1 BR / 1 BTH        776     60      $720
                                 2  1A15              1,100  115         $605           1 BR / 1 BTH        954     60      $825
                                 3  2A10              1,075   18         $578           2 BR / 2 BTH        980     68      $875
                                 4  2A15              1,100   69         $624
                                 5  2A20              1,300   35         $799
                                 6  3A20              1,300   37         $822

  Average Unit Size (SF)         1,117                                               907
  Unit Breakdown:                   Efficiency         2-Bedroom                        Efficiency   0%     2-Bedroom       36%
                                    1-Bedroom          3-Bedroom                        1-Bedroom   64%     3-Bedroom        0%
CONDITION:                                                                           Average
APPEAL:                                                                              Average
AMENITIES:
  Unit Amenities                     Attach. Garage          Vaulted Ceiling             Attach. Garage      X   Vaulted Ceiling
                                  X  Balcony            X    W/D Connect.             X  Balcony             X   W/D Connect.
                                     Fireplace                                        X  Fireplace
                                  X  Cable TV Ready                                   X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                    X  Swimming Pool
                                     Spa/Jacuzzi             Car Wash                    Spa/Jacuzzi             Car Wash
                                     Basketball Court        BBQ Equipment               Basketball Court        BBQ Equipment
                                  X  Volleyball Court        Theater Room                Volleyball Court        Theater Room
                                     Sand Volley Ball        Meeting Hall             X  Sand Volley Ball        Meeting Hall
                                  X  Tennis Court            Secured Parking          X  Tennis Court            Secured Parking
                                     Racquet  Ball      X    Laundry Room                Racquet Ball        X   Laundry Room
                                     Jogging Track           Business Office             Jogging Track           Business Office
                                  X  Gym Room                                         X  Gym Room

OCCUPANCY:                       89%                                                 97%
LEASING DATA:
  Available Leasing Terms        6 to 12                                             6-18 months
  Concessions                    Free prorate and reduced rents of $50 to $100 off   N/A
  Pet Deposit                    $250 of which $150 is refundable                    up to $300 non-refundable
  Utilities Paid by Tenant:       X  Electric                 Natural Gas             X  Electric            X   Natural Gas
                                     Water                    Trash                      Water                   Trash
  Confirmation                   Terry Jones                                         Nancy
  Telephone Number               919-787-7377                                        919-787-9270
NOTES:

                                                                                     Superior
  COMPARISON TO SUBJECT:

                                                   COMPARABLE                                   COMPARABLE
          DESCRIPTION                                R - 2                                         R - 3
          -----------                                -----                                         -----
  Property Name                  Princeton Mill                                 Summit Highland
  Management Company             Clarion Realty Services                        Summit Management
LOCATION:
  Address                        3301 Cotton Mill Drive                         4300 Furman Hall
  City, State                    Raleigh, NC                                    Raleigh, NC
  County                         Wake                                           Wake
  Proximity to Subject           0.80 mile northwest of the subject             1.30 miles northwest of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         404,837                                        169,508
  Year Built                     1996                                           1986
  Effective Age                  7                                              17
  Building Structure Type        Wood/vinyl siding; composition shingle         Wood/vinyl siding; composition shingle
  Parking Type (Gr., Cov., etc.) Open, garage                                   Open
  Number of Units                352                                            172
  Unit Mix:                            Type            Unit  Qty.       Mo.          Type              Unit  Qty.    Mo.
                                 1  1 BR / 1 BTH        750   37        $795    1  1 BR / 1BTH          824   67    $735
                                    1 BR / 1 BTH        785    5        $980    2  1 BR / 1BTH          990   15    $814
                                    1 BR / 1 BTH        825   48        $883       1 BR / 1BTH        1,065   30    $845
                                 2  1 BR / 1 BTH      1,082    4        $965    3  2 BR / 2 BTH       1,111   30    $985
                                 4  2 BR / 2 BTH      1,140   99        $960    4  2BR / 2 BTH        1,139   30    $945
                                 5  2 BR / 2 BTH      1,280  106      $1,113
                                    2 BR / 2 BTH      1,425    4      $1,350
                                    2 BR / 2 BTH      1,480    4      $1,370
                                    2 BR / 2 BTH      1,553    4      $1,280
                                 6  3 BR / 2 BTH      1,450   33      $1,450
                                    3 BR / 2 BTH      1,930    4      $1,755
                                    3 BR / 3 BTH      1,823    4      $1,730

  Average Unit Size (SF)         1,150                                          986
  Unit Breakdown:                    Efficiency   0%    2-Bedroom       62%        Efficiency    0%      2-Bedroom   35%
                                     1-Bedroom   27%    3-Bedroom       12%        1-Bedroom    65%      3-Bedroom    0%
CONDITION:                       Good                                           Average
APPEAL:                          Good                                           Average
AMENITIES:
  Unit Amenities                  X  Attach. Garage     X    Vaulted Ceiling         Attach. Garage      X   Vaulted Ceiling
                                  X  Balcony            X    W/D Connect.         X  Balcony             X   W/D Connect.
                                  X  Fireplace                                       Fireplace
                                  X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                   Swimming Pool
                                     Spa/Jacuzzi             Car Wash                Spa/Jacuzzi             Car Wash
                                     Basketball Court        BBQ Equipment        X  Basketball Court    X   BBQ Equipment
                                     Volleyball Court        Theater Room            Volleyball Court        Theater Room
                                     Sand Volley Ball        Meeting Hall            Sand Volley Ball        Meeting Hall
                                  X  Tennis Court       X    Secured Parking      X  Tennis Court            Secured Parking
                                     Racquet  Ball      X    Laundry Room            Racquet Ball        X   Laundry Room
                                     Jogging Track      X    Business Office         Jogging Track       X   Business Office
                                  X  Gym Room                                     X  Gym Room

OCCUPANCY:                       92%                                            98%
LEASING DATA:
  Available Leasing Terms        6-13 months                                    6 to 12 months
  Concessions                    up to $150 off market rent                     Reduced rents of $150 to $200 off market
  Pet Deposit                    $600 with $200 non-refundable                  $350
  Utilities Paid by Tenant:       X  Electric           X    Natural Gas          X  Electric                Natural Gas
                                     Water              X    Trash                   Water                   Trash
  Confirmation                   Leasing Agent                                  Eddie
  Telephone Number               919-510-8851                                    919-783-9377
NOTES:

                                 Superior                                          Similar
COMPARISON TO SUBJECT:

                                                   COMPARABLE                                     COMPARABLE
           DESCRIPTION                                R - 4                                          R - 5
           -----------                                -----                                          -----
  Property Name                  Meredith Village                                Palms
  Management Company             Drucker & Falk LLC                              Palms Associates
LOCATION:
  Address                        2453G Wycliff Road                              3712 Horton Street
  City, State                    Raleigh, NC                                     Raleigh, NC
  County                         Wake                                            Wake
  Proximity to Subject           0.25 mile east of the subject                   0.50 mile southeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         314,655                                         195,795
  Year Built                     1968                                            1967
  Effective Age                  35                                              36
  Building Structure Type        Brick & wood/vinyl siding; composition shingle  Brick
  Parking Type (Gr., Cov.,etc.)  Open                                            Open
  Number of Units                297                                             212
  Unit Mix:                            Type            Unit  Qty.      Mo.             Type                Unit  Qty.    Mo.
                                 1  1 BR / 1BTH         925   65      $595       1  1 BR / 1BTH             850  104    $610
                                 3  2 BR / 1 BTH      1,050    8      $595       2  1 BR / 1BTH - Den       970    4    $630
                                 4  2 BR / 1.5 BTH    1,075  142      $645       3  2 BR / 1 BTH            950   55    $635
                                 5  2 BR / 2 BTH      1,095   41      $675       4  2 BR / 1 BTH          1,005   21    $660
                                 6  3 BR / 2 BTH      1,185   41      $795          3 BR / 1.5 BTH        1,060   24    $750
                                                                                 6  3 BR / 1.5 BTH - Den  1,180    4    $760

  Average Unit Size (SF)         1,059                                           924
  Unit Breakdown:                   Efficiency     0%    2-Bedroom     64%          Efficiency     0%        2-Bedroom   36%
                                    1-Bedroom     22%    3-Bedroom     14%          1-Bedroom      51%       3-Bedroom   13%
CONDITION:                       Average                                         Average
APPEAL:                          Average                                         Average
AMENITIES:
  Unit Amenities                     Attach. Garage          Vaulted Ceiling         Attach. Garage              Vaulted Ceiling
                                  X  Balcony                 W/D Connect.         X  Balcony                     W/D Connect.
                                     Fireplace                                       Fireplace
                                  X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities               X  Swimming Pool                                X  Swimming Pool
                                     Spa/Jacuzzi             Car Wash                Spa/Jacuzzi                 Car Wash
                                     Basketball Court        BBQ Equipment           Basketball Court            BBQ Equipment
                                     Volleyball Court        Theater Room            Volleyball Court            Theater Room
                                     Sand Volley Ball        Meeting Hall            Sand Volley Ball            Meeting Hall
                                     Tennis Court            Secured Parking         Tennis Court                Secured Parking
                                     Racquet Ball       X    Laundry Room            Racquet Ball            X   Laundry Room
                                     Jogging Track           Business Office         Jogging Track               Business Office
                                  X  Gym Room                                        Gym Room

OCCUPANCY:                       86%                                             82%
LEASING DATA:
  Available Leasing Terms        6 through 12 month                              6 to 12 months
  Concessions                    Various by bedroom all include $300 off         Reduced rents from $52 to $126 per month per
                                 first month                                     unit
  Pet Deposit                    up to $350 with $150 refundable                 $200 with $100 non-refundable
  Utilities Paid by Tenant:       X  Electric                Natural Gas          X  Electric                    Natural Gas
                                     Water                   Trash                   Water                       Trash
  Confirmation                   Mary                                            Ellie
  Telephone Number               919-787-2800                                    919-782-2158
NOTES:

                                 Similar                                         Similar
COMPARISON TO SUBJECT:

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
THE LANDMARK, RALEIGH, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1                 COMPARABLE R-2                 COMPARABLE R-3

  LEXINGTON FARMS                 PRINCETON MILL                 SUMMIT HIGHLAND
3409 Mill Tree Road           3301 Cotton Mill Drive            4300 Furman Hall
    Raleigh, NC                    Raleigh, NC                     Raleigh, NC

     [PICTURE]                       [PICTURE]                      [PICTURE]

  COMPARABLE R-4                  COMPARABLE R-5

 MEREDITH VILLAGE                     PALMS
2453G Wycliff Road               3712 Horton Street
    Raleigh, NC                     Raleigh, NC

     [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LANDMARK, RALEIGH, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LANDMARK, RALEIGH, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
THE LANDMARK, RALEIGH, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and J. Chad Walker provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                               --------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                          #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LANDMARK, RALEIGH, NORTH CAROLINA

                                       FRANK A. FEHRIBACH, MAI
                                MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation             Mr. Fehribach has experience in valuations for resort
                      hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                      Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION             University of Texas - Arlington
                        Master of Science - Real Estate
                      University of Dallas
                        Master of Business Administration - Industrial
                      Management
                        Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
THE LANDMARK, RALEIGH, NORTH CAROLINA

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30828

                      State of Arkansas, State Certified General Appraiser, #CG1387N

                      State of Colorado, Certified General Appraiser,
                      #CG40000445

                      State of Georgia, Certified General Real Property
                      Appraiser,
                      #218487

                      State of Michigan, Certified General Appraiser,
                      #1201008081

                      State of Texas, Real Estate Salesman License, #407158 (Inactive)

                      State of Texas, State Certified General Real Estate Appraiser,
                      #TX-1323954-G

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS          Candidate Member of the CCIM Institute pursuing Certified
                      Commercial Investment Member (CCIM) designation

PUBLICATIONS          "An Analysis of the Determinants of Industrial Property
                                  -authored with Dr. Ronald C. Rutherford and
                      Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                      8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LANDMARK, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
THE LANDMARK, RALEIGH, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.